FORM N-8A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

ANCORA TRUST

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

One Chagrin Highlands

2000 Auburn Drive, Suite 420

Cleveland, Ohio 44122

Telephone Number (including area code):

(216) 825-4000

Name and address of agent for service of process:

Richard A. Barone

c/o Ancora Trust

One Chagrin Highlands

2000 Auburn Drive, Suite 420

Cleveland, Ohio 44122

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X]Yes

[   ]No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Cleveland and State of Ohio on the 25th day of August, 2003.

ANCORA TRUST

By:

/s/Richard A. Barone

Richard A. Barone, Trustee